Exhibit 99.1

BOE Financial Services of Virginia, Inc. Reports 2nd Quarter Earnings

Tappahannock, VA, July 29, 2003/PR Newswire/ BOE Financial Services of Virginia, Inc. (NASDAQ SmallCap Market: BSXT), parent company of its’ wholly-owned subsidiary Bank of Essex, announced the results of operations for the second quarter of 2003. Net income for the second quarter of 2003 was $637,000, a 21.6% increase from 2002 second quarter income of $524,000. Fully diluted earnings per common share were $0.54 in the second quarter of 2003 compared to $0.44 in the second quarter of 2002. Tangible book value per common share increased from $16.36 at June 30, 2002 to $18.35 per common share at June 30, 2003.

This increase in quarterly earnings was primarily attributable to a $381,000 reduction in funding costs in 2003 as compared to 2002. This has occurred due to a lower level of interest rates in 2002 and the principal reduction and repricing of a borrowing from the Federal Home Loan Bank of Atlanta.

Through Bank of Essex, BOE Financial Services of Virginia operates six full service banking offices in Tappahannock, Central Garage, Mechanicsville, West Point and Glen Allen, Virginia. Contact: Bruce E. Thomas, Sr. Vice President/Chief Financial Officer (804)-443-4343.

BOE Financial Services of Virginia, Inc.

(Dollar amounts in thousands, except per share data)

Balance Sheet	06/30/2003	06/30/2002	Percent Change
ASSETS
Cash and due from banks	$8,616	$6,212	38.7%
Securities Available-for-Sale	45,409	41,710	8.9%
Equity Securities, Restricted	947	1,345	-29.6%
Federal funds sold	5,009	—
Loans held for sale	145	—
Loans, net	164,543	159,910	2.9%
Premises and fixed assets	6,653	6,628	0.4%
Intangible assets	965	1,091	-11.5%
Other assets	3,116	3,115	0.0%

Total assets	$235,403	$220,011	7.0%

LIABILITIES
Deposits
Non-interest bearing	$21,141	$19,022	11.1%
Interest bearing	185,606	170,861	8.6%

	206,747	189,883	8.9%
Federal funds purchased	—	150	-100.0%
Other borrowed money	4,000	8,000	-50.0%
Other liabilities	2,028	1,656	22.5%

Total liabilities	$212,775	$199,689	6.6%

EQUITY CAPITAL
Common stock	$5,902	$5,880	0.4%
Surplus	4,967	4,904	1.3%
Retained earnings	9,803	8,519	15.1%
Accumulated other comprehensive income	1,956	1,019	92.0%

Total equity capital	$22,628	$20,322	11.3%

Total liabilities and equity capital	$235,403	$220,011	7.0%

Income Statement	For the quarter ended 06/30/2003	For the quarter ended 06/30/2002	Percent Change
Interest income	$3,429	$3,478	-1.4%
Interest expense	1,069	1,450	-26.3%

Net interest income	$2,360	$2,028	16.4%
Provision for loan losses	150	170	-11.8%

Net interest income after provision for loan losses	$2,210	$1,858	18.9%

Noninterest income	$283	$321	-11.8%
Securities (gains)/losses	5	(1)	-600.0%
Noninterest expense	1,691	1,514	11.7%
Income taxes	170	140	21.4%

Net income	$637	$524	21.6%

Earnings per share, fully diluted	$0.54	$0.44	22.7%

Income Statement	Six months Ended 06/30/2003	Six months Ended 06/30/2002	Percent Change
Interest income	$6,754	$6,933	-2.6%
Interest expense	2,187	3,013	-27.4%

Net interest income	$4,567	$3,920	16.5%
Provision for loan losses	400	270	48.1%

Net interest income after provision for loan losses	$4,167	$3,650	14.2%

Noninterest income	$569	$602	-5.5%
Securities (gains)/losses	22	(1)	-	2300.0%
Noninterest expense	3,271	2,936	11.4%
Income taxes	313	280	11.8%

Net income	$1,174	$1,035	13.4%

Earnings per share, fully diluted	$0.99	$0.88	12.5%
Tangible book value per share	$18.35	$16.36	12.2%